Exhibit 99.1

For Immediate Release

August 21, 2008

KOHL’S NAMES MANSELL CEO, MONTGOMERY REMAINS CHAIRMAN OF THE BOARD

Kohl’s continues executive succession plan, reiterates commitment to long term growth strategy

MENOMONEE FALLS, Wis., August 21, 2008 – Kohl’s Corporation (NYSE:  KSS) today announced that Kevin Mansell, a 26-year veteran of the organization who has served as president since 1999, has been named president and chief executive officer and will continue to serve on the Board of Directors, effective immediately.

Mr. Mansell, 56, succeeds Larry Montgomery, 59, who will remain chairman of the board and will hold full time management responsibilities for the organization’s strategic growth and talent management initiatives. Montgomery will continue to manage Kohl’s Human Resources, Legal and Real Estate Departments.

As president and chief executive officer, Mansell will be responsible for the development and execution of strategic initiatives, day to day operations, and Kohl’s long term growth plan. In addition to his current management responsibilities for Product Development, Logistics/Store Planning, Merchandise Planning, Information Systems, Ecommerce, Marketing and Business Development, he will also manage Finance and Store Operations.

 “Having worked with Kevin for over 20 years, I am confident he is the right choice to lead Kohl’s Corporation,” said Montgomery. “His strategic vision, in depth management experience, and extensive knowledge of Kohl’s and the retail landscape, will allow him to effectively manage the organization for long term sustainable growth.”

As one of the fastest growing department stores in the country, a strategic, long term succession plan has been integral to Kohl’s success. Mansell’s promotion is the most recent demonstration of this strategy.

 “As president for the last nine years, I have had the pleasure to work collaboratively with Larry on every aspect of our business,” said Mansell. “More than ever, it is important we remain focused on our four strategic initiatives:  merchandising, marketing, inventory management and the in-store shopping experience.  We believe we are well positioned to continue to capture market share in this competitive and difficult economic environment.”

With 26 years of progressive experience within Kohl’s Corporation, Mansell joined the company in 1982 as a divisional merchandise manager and was promoted to general merchandise manager in 1987.  Over the next nine years, his responsibilities expanded to include merchandise planning and allocation. With extensive experience across a variety of disciplines, Mansell was promoted to senior executive vice president of merchandising and marketing in 1998. Since 1999 he has served as president.  Mansell and Montgomery worked together in senior executive leadership roles for more than 20 years, and as a collaborative president and CEO team for nearly ten years.

About Kohl’s
Based in Menomonee Falls, Wis., Kohl’s (NYSE: KSS) is a family-focused, value-oriented specialty department store offering moderately priced, exclusive and national brand apparel, shoes, accessories, beauty and home products in an exciting shopping environment. Kohl’s operates 957 stores in 47 states and will celebrate the opening of its 1,000th store in the fall. A company committed to the communities it serves, Kohl’s has raised more than $102 million for children’s initiatives nationwide through its Kohl’s Cares for Kids® philanthropic program. For a list of store locations and information, or for the added convenience of shopping online, visit www.kohls.com.

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Investor Relations Contact:

Wes McDonald, Chief Financial Officer (262) 703-1893

Public Relations Contact:

Vicki Shamion, Vice President Public Relations (262) 703-1464